Exhibit 5.1

November 22, 2011

Crescent Financial Bancshares, Inc. 1005 High House Road Cary, North Carolina 27513
Re:	Post-Effective Amendment No. 3 to Registration Statement on Form S-3, Registration No. 333-157137

Ladies and Gentlemen:

We are acting as counsel for Crescent Financial Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of Post Effective Amendment No. 3 (the “Amendment”) to Registration Statement on Form S-3, Registration No. 333-157137 (the “Registration Statement”), pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the “Act”), as a successor issuer of Crescent Financial Corporation, a North Carolina corporation (“Crescent”), in connection with, and upon the completion of, a reincorporation merger whereby Crescent merged with and into the Company, its wholly-owned Delaware subsidiary, with the Company being the surviving corporation.  The Amendment relates to the registration of 24,900 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”); (ii) a warrant dated January 9, 2009 (the “Warrant”) to purchase 833,705 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”); and (iii) up to 833,705 shares of Common Stock issuable upon exercise of the Warrant (the “Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  In our examination, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and certificates and statements of appropriate representatives of the Company.

Crescent Financial Bancshares, Inc.
November 22, 2011

Based on the foregoing, we are of the opinion that:

1.    The Preferred Stock has been duly authorized, validly issued and is fully paid and non-assessable.

2.    The Warrant has been duly authorized and is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

3.    The Shares have been duly authorized and, when issued upon exercise of the Warrant in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

These opinions reflect only the application of the federal law of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bryan Cave LLP